                                                                      Exhibit 23


                         Consent of Independent Auditors


The Board of Directors of MGI Pharma, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 2-94654) on Form S-8 of MGI Pharma, Inc., of our report dated May 13, 2002, relating to the statement of net assets available for plan benefits of MGI Pharma, Inc. Retirement Savings Plan as of December 31, 2001, the related statement of changes in net assets available for plan benefits for the year then ended, and the supplemental schedule as of December 31, 2001, which report appears in the annual report on Form 11-K of MGI Pharma, Inc. for the MGI Pharma, Inc. Retirement Savings Plan for the year ended December 31, 2001.


                                       /s/ KPMG LLP


Minneapolis, Minnesota
June 28, 2002